Exhibit 99.4

CONSENT OF PERSON TO BE NAMED DIRECTOR

In accordance with Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named as person about to become a director of Investors Bancorp, Inc. (“Investors”) in the Joint Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 of Investors Bancorp, Inc., as amended, pursuant to the Securities Act in connection with the Agreement and Plan of Merger dated as of December 19, 2012, by and among (i) Investors, Investors Bank and Investors Bancorp, MHC, and (ii) Roma Financial Corporation, Roma Bank and Roma Financial Corporation, MHC (the “Merger Agreement”), which provides for, among other things, the merger of Roma Bank with and into Investors Bank, the merger of Roma Financial Corporation with and into Investors, and the merger of Roma Financial Corporation, MHC with and into Investors Bancorp, MHC.

April 25, 2013	/s/ Dennis M. Bone
Dennis M. Bone